Exhibit 4.1

VOCERA COMMUNICATIONS, INC.

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of February 23, 2022

1.50% Convertible Senior Notes due 2023

FIRST SUPPLEMENTAL INDENTURE, dated as of February 23, 2022 (this “Supplemental Indenture”), among VOCERA COMMUNICATIONS, INC., a Delaware corporation (the “Company”), as issuer, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as successor to U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), to the Indenture, dated as of May 17, 2018 (as supplemented or otherwise modified prior to the date hereof, the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 1.50% Convertible Senior Notes due 2023 (the “Notes”) in the original aggregate principal amount of $143,750,000;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of January 6, 2022 (as amended, supplemented, restated or otherwise modified, the “Merger Agreement”), by and among Stryker Corporation, a Michigan corporation (“Parent”), Voice Merger Sub Corp., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent (“Merger Sub”) and the Company;

WHEREAS, as provided by the Merger Agreement, subject to the terms and conditions of the Merger Agreement, Merger Sub conducted a cash tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s common stock, par value $0.0003 per share (the “Common Stock”), at a price per share equal to $79.25 (the “Offer Price”), net to the seller in cash, without interest, and subject to withholding taxes required by applicable law;

WHEREAS, following consummation of the Offer, the Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company surviving as a direct or indirect wholly owned subsidiary of Parent (the “Merger”).

WHEREAS, the Merger constitutes a Share Exchange Event, a Fundamental Change and a Make-Whole Fundamental Change under the Indenture;

WHEREAS, Section 14.07(a) of the Indenture provides that, at and after the effective time of any Share Exchange Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive upon such Share Exchange Event;

WHEREAS, Section 14.07(a) of the Indenture provides that, prior to or at the effective time of any Share Exchange Event, the Company or any successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture to the Indenture providing for such change in the right to convert each $1,000 principal amount of Notes;

WHEREAS, Section 14.07(a) of the Indenture provides that if holders of the Common Stock receive only cash in any Share Exchange Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Share Exchange Event (A) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03 of the Indenture, if applicable), multiplied by the price paid per share of Common Stock in such Share Exchange Event and (B) the Company shall satisfy the Conversion Obligation by paying such cash amount to converting Holders on the second Business Day immediately following the relevant Conversion Date;

WHEREAS, in connection with the Merger, each outstanding share of Common Stock (other than (i) shares of Common Stock held in treasury of the Company, (ii) shares of Common Stock that were owned by Parent, Merger Sub or any subsidiary of Parent at the commencement of the Offer and are owned by Parent, Merger Sub or any subsidiary of Parent immediately prior to the effective time of the Merger, (iii) share of Common Stock irrevocably accepted for purchase in the Offer and (iv) shares of Common Stock as to which appraisal right have been perfected in accordance with the Delaware General Corporation Law) shall be converted into the right to receive an amount in cash equal to the Offer Price less any applicable tax withholding;

WHEREAS, Section 10.01(g) of the Indenture provides that without the consent of any Holder, the Company and the Trustee, at the Company’s expense, may from time to time and at any time enter into an indenture supplemental to the Indenture in connection with any Share Exchange Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02 of the Indenture, in accordance with Section 14.07 of the Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 10.05 and 17.05 of the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

W I T N E S S E T H:

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee as follows for the equal and ratable benefit of the Holders:

ARTICLE 1

Section 1.01 Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular; and

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION

Section 2.01 Conversion Right. In accordance with and subject to Section 14.07 of the Indenture, (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03 of the Indenture, if applicable), multiplied by $79.25 and (ii) the Company shall satisfy the Conversion Obligation by paying such cash amount to converting Holders on the second Business Day immediately following the relevant Conversion Date.

Section 2.02 Reference Property. In accordance with and subject to Section 14.07 of the Indenture, a “unit of Reference Property” shall mean $79.25 in cash.

Section 2.03 References to Common Stock. References to a share of “Common Stock” in the Indenture shall be deemed to refer to a unit of Reference Property.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.02 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.03 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture will bind their respective successors.

Section 3.04 Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE TRUST INDENTURE ACT IS APPLICABLE.

Section 3.05 Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.06 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. This Supplemental Indenture (or any document delivered in connection with this Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings. Any communication sent to Trustee under this Indenture that requires a signature must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by an authorized representative of the Company). The Company agrees to assume all risks arising out of its use of digital signatures and electronic methods to submit communications to Trustee, including the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 3.07 Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.08 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

VOCERA COMMUNICATIONS, INC.

By:	/s/ Steven J. Anheier
Name: Steven J. Anheier
Title: Chief Financial Officer

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title: Vice President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE